EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement dated February 20, 1997 (to Prospectus dated February 13, 1997) of First Franklin Financial Corporation, relating to Mortgage Loan Asset Backed Certificates, Series 1997-FF1 of our report dated January 17, 1996 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".



                                            COOPERS & LYBRAND L.L.P.


New York, New York
February 20, 1997